Exhibit 4.3.6.2
SECOND SUPPLEMENT

Dated as of May 1, 1995
among
BUSINESS FINANCE AUTHORITY OF THE
STATE OF NEW HAMPSHIRE
and
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
and
STATE STREET BANK AND TRUST COMPANY, as Trustee

Supplementing and Amending the Series D Loan and Trust Agreement
Dated as of May 1, 1991, as amended by a First Supplement
Dated as of December 1, 1992


TABLE OF CONTENTS

ARTICLE I: INTRODUCTION AND DEFINITIONS
Section 101. Description of the Agreement and the Parties
Section 102. Definitions
ARTICLE II: BOOK-ENTRY ONLY SYSTEM
Section 201. Registration of Bonds in the Book-Entry Only System
ARTICLE III: MISCELLANEOUS
Section 301. Subparagraph 301(e)(iv)(A) Amended
Section 302. Section 315 of First Supplement Amended
Section 303. Section 405 of Original Agreement Amended
Section 304. Original Agreement Affirmed
Section 305. Severability
Section 306. Counterparts
Section 307. Receipt of Documents
Section 308. Captions
Section 309. Governing Law
EXHIBIT A
EXHIBIT B


ARTICLE I:  INTRODUCTION AND DEFINITIONS

Section 101.	Description of the Agreement and the Parties.  This SECOND
SUPPLEMENT (the "Second Supplement") is entered into as of May 1, 1995 by the Business Finance Authority of the State of New Hampshire (with its successors, the "Authority"), a body corporate and politic created under New Hampshire Revised Statutes Annotated 162-A:3 formerly known as The Industrial Development Authority of the State of New Hampshire; Public Service Company of New Hampshire (with its successors, the "Company"), a New Hampshire corporation, and State Street Bank and Trust Company, a Massachusetts trust company, as Trustee (with its successors, the "Trustee"). This Second Supplement supplements and amends the Series D Loan and Trust Agreement dated as of May 1, 1991 (the "Original Agreement") among the Authority, the Company and the Trustee, as previously amended by a First Supplement dated as of December 1, 1992 (the "First Supplement" and collectively with the Original Agreement and this Second Supplement, the "Agreement"), and is entered into pursuant to Clauses 1101(a)(v) and (viii) of the Original Agreement. The primary purpose of this Second Supplement is to provide for the establishment of a book-entry system of registration for the outstanding $39,500,000 principal amount of The Industrial Development Authority of the State of New Hampshire Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project-1991 Taxable Series D), and at the election of the Company, for other Bonds outstanding under the Agreement from time to time.

In consideration of the mutual promises contained in this Second Supplement, the rights conferred and the obligations assumed hereby, and other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Company, the Authority and the Trustee agree, assign, covenant, grant, pledge, promise, represent and warrant as set forth herein for their own benefit and for the benefit of the Bondowners and the Bank.

Section 102.	Definitions.  (a)  Words.  Unless otherwise defined in this
Second Supplement, or unless the context otherwise requires, the terms defined in the Original Agreement, as amended by the First Supplement, shall have the same meaning in this Second Supplement.

ARTICLE II:  BOOK-ENTRY ONLY SYSTEM

Section 201.	Registration of Bonds in the Book-Entry Only System.  (a)
Notwithstanding any provision of the Agreement to the contrary, the provisions of this Section 201 shall apply with respect to any Bonds (except the 1992 Series D Bonds) registered to CEDE & CO. or any other nominee of The Depository Trust Company ("DTC") while the Book-Entry Only System (meaning the system of registration described in this Section 201) is in effect. The Book-Entry Only System shall be in effect for any series of Bonds or portion thereof issued in or converted to any Mode or Rate Period within the Multiannual Mode if so specified by the Company prior to the issuance in or conversion to that Mode or Rate Period, subject to the provisions below concerning termination of the Book-Entry Only System. Until it revokes such specification in its discretion, the Company hereby specifies that the Book-Entry Only System shall be in effect while the 1991 Series D Bonds are in Flexible Mode. Notwithstanding any provision of this Section 201 to the contrary, the provisions of this Section 201 shall not apply to the 1992 Series D Bonds, which are subject to the Book-Entry Only System described in
Section 303 of the First Supplement.

(b)	The Bonds in or to be in the Book-Entry Only System shall be issued in the form of a separate single authenticated fully registered Bond for each separate Mode or Rate Period. Any legend required to be on the Bonds by DTC may be added by the Trustee or Paying Agent. The form of Book-Entry Only System 1991 Series D Bond in the Flexible Mode is attached hereto as Exhibit
A. On the date of original delivery thereof or date of conversion of the any [sic] Bonds to a Mode or Rate Period in which the Book-Entry Only System is in effect, as applicable, such Bonds shall be registered in the registry books of the Paying Agent in the name of CEDE & CO., as nominee of The Depository Trust Company as agent for the Authority in maintaining the Book-Entry Only System. With respect to Bonds registered in the registry books kept by the Paying Agent in the name of CEDE & CO., as nominee of DTC, the Authority, the Paying Agent, the Company, the Remarketing Agent and the Trustee shall have no responsibility or obligation to any Participant (which means securities brokers and dealers, banks, trust companies, clearing corporations and various other entities, some of whom or their representatives own DTC) or to any Beneficial Owner (which means, when used with reference to the Book-Entry Only System, the person who is considered the beneficial owner of the Bonds pursuant to the arrangements for book entry determination of ownership applicable to DTC) with respect to the following:
(A) the accuracy of the records of DTC, CEDE & CO. or any Participant with respect to any ownership interest in the Bonds, (B) the delivery to or from any Participant, any Beneficial Owner or any other person, other than DTC, of any notice with respect to the Bonds, including any notice of redemption or tender (whether mandatory or optional), or (C) the payment to any Participant, any Beneficial Owner or any other person, other than DTC, of any amount with respect to the principal or premium, if any, or interest on the Bonds. The Paying Agent shall pay all principal of and premium, if any, and interest on the Bonds only to or upon the order of DTC, and all such payments shall be valid and effective fully to satisfy and discharge the Authority's obligations with respect to the principal of and premium, if any, and interest on Bonds to the extent of the sum or sums so paid. No person other than DTC shall be entitled to receive an authenticated Bond evidencing the obligation of the Authority to make payments of principal and premium, if any, and interest pursuant to this Agreement. Upon delivery by DTC to the Paying Agent of written notice to the effect that DTC has determined to substitute a new nominee in place of CEDE & CO., the words "CEDE & CO." in the Agreement shall refer to such new nominee of DTC.

(c)	Upon receipt by the Trustee or the Paying Agent of written notice from
DTC to the effect that DTC is unable or unwilling to discharge its responsibilities with respect to any Bonds, the Authority shall issue and the Paying Agent shall transfer and exchange such Bonds as requested by DTC in appropriate amounts and in authorized denominations, and whenever DTC requests the Authority, the Paying Agent and the Trustee to do so, the Trustee, the Paying Agent and the Authority will, at the expense of the Company, cooperate with DTC in taking appropriate action after reasonable notice (A) to arrange for a substitute bond depository willing and able upon reasonable and customary terms to maintain custody of such Bonds or (B) to make available for transfer and exchange such Bonds registered in whatever name or names and in whatever authorized denominations as DTC shall designate.

(d)	In the event the Company determines that the Beneficial Owners of any
Bonds in the Book-Entry Only System should be able to obtain Bond certificates, the Company may so notify DTC, the Paying Agent and the Trustee, whereupon DTC will notify the Participants of the availability through DTC of such Bond certificates. In such event, the Authority shall issue and the Paying Agent shall transfer and exchange Bond certificates as requested by DTC in appropriate amounts and in authorized denominations. Whenever DTC requests the Paying Agent to do so, the Paying Agent will cooperate with DTC in taking appropriate action after reasonable notice to make available for transfer and exchange Bonds registered in whatever name or names and in whatever authorized denominations as DTC shall designate.

(e)	Notwithstanding any other provision of the Agreement to the contrary, so long as any 1991 Series D Bond is registered in the name of CEDE & CO., as nominee of DTC, all payments with respect to the principal of, Purchase
Price, premium, if any, and interest on such 1991 Series D Bond and all notices with respect to such 1991 Series D Bond shall be made and given, respectively, to DTC as provided in the Letter of Representation (the "Representation Letter"), the form of which is included as Exhibit B attached to this Second Supplement. The form of such Representation Letter may be modified or replaced in a manner consistent with the provisions of the Agreement upon conversion or reconversion of the 1991 Series D Bonds to a Mode or Rate Period in which the Book-Entry Only System is in effect.

(f)	Notwithstanding any provision in Subsection 301(h) or Section 310 of the
Original Agreement to the contrary, so long as any of the Bonds outstanding are held in the Book-Entry Only System, if less than all of such Bonds are to be converted or redeemed upon any conversion or redemption of Bonds hereunder, the particular Bonds or portions of Bonds to be converted or redeemed shall be selected by DTC in such manner as DTC may determine.

(g)	So long as the Book-Entry Only System is in effect, a Beneficial Owner who elects to have its Bonds purchased or tendered pursuant to the Agreement shall effect delivery by causing a Participant to transfer the Beneficial Owner's interest in the Bonds pursuant to the Book-Entry Only System. The requirement for physical delivery of Bonds in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Bonds are transferred in accordance with the Book-Entry Only System.

(h)	So long as the Book-Entry Only System is in effect, the Remarketing
Agent shall communicate to DTC information concerning the purchasers of Tendered Bonds as may be necessary or appropriate, and, notwithstanding any provision in the Representation Letter to the contrary, the Remarketing Agent shall continue to remit to the Paying Agent interest rate determination information pursuant to the terms of the Agreement.

ARTICLE III:  MISCELLANEOUS

Section 301.	Subparagraph 301(e)(iv)(A) Amended.  The last sentence of
Subparagraph 301(e)(iv)(A) of the Original Agreement is amended to read as follows:

At least forty (40) days prior to the mandatory tender date, the Trustee shall give notice to the Paying Agent as to whether or not it has received the notices described in the immediately preceding sentence from Moody's and S&P, and if the Trustee has not received such notices or if the Credit Facility is expiring without substitution or replacement, the Paying Agent shall give notice to the Bondowners of the mandatory tender of the Bonds at least thirty (30) days prior to the mandatory tender date.

Section 302.	Section 315 of First Supplement Amended.  Section 315 of the
First Supplement is amended by deleting the words "sixth sentence" and inserting in lieu thereof the words "fifth sentence."

Section 303.	Section 405 of Original Agreement Amended.  Section 405 of the
Original Agreement is amended by adding at the end thereof the following sentence:

At least forty (40) days prior to any redemption pursuant to this Section 405, the Trustee shall notify the Paying Agent of the redemption date and the principal amount of Tax-Exempt Refunding Bonds to be redeemed.

Section 304.	Original Agreement Affirmed.  Except as otherwise expressly
supplemented and amended by this Second Supplement, the provisions of the Original Agreement, the First Supplement and the Assumption Agreement remain unchanged, binding, and in full force and effect.

Section 305.	Severability.  In the event that any provision of this Second
Supplement shall be held to be invalid in any circumstance, such invalidity shall not affect any other provisions or circumstances.

Section 306.	Counterparts.  This Second Supplement may be executed and
delivered in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument.

Section 307.	Receipt of Documents.  By its execution and delivery of this
Second Supplement the Trustee acknowledges receipt of the opinion of Bond Counsel required to accompany this Second Supplement pursuant to Subsection 1101(c) of the Original Agreement.

Section 308.	Captions.  The captions and table of contents of this Second
Supplement are for convenience only and shall not affect the construction hereof.

Section 309.	Governing Law.  This instrument shall be governed by the laws of State of New Hampshire.

IN WITNESS WHEREOF, the Business Finance Authority of the State of New Hampshire has caused this Second Supplement to be signed and its official seal to be impressed hereon by its Executive Director; Public Service Company of New Hampshire has caused this Second Supplement to be signed and its corporate seal to be impressed hereon by an authorized officer; and State Street Bank and Trust Company, as Trustee, has caused this Second Supplement to be signed and its corporate seal to be impressed hereon by an authorized officer.

BUSINESS FINANCE AUTHORITY OF THE STATE OF NEW HAMPSHIRE

	By:
	     /s/Jack Donovan
	     Executive Director


	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

(Seal)
	By:
	     /s/John B. Keane
	     Treasurer


	STATE STREET BANK AND TRUST COMPANY
	as Trustee


	By:
	     /s/Daniel Golden
	     Assistant Vice President


The undersigned hereby consents
to this Second Supplement.

BARCLAYS BANK PLC, NEW YORK BRANCH


By:
     Name:/s/Vijay Rajguru
     Title: Associate Director